Exhbit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Red Mile Entertainment, Inc.


             We hereby consent to the inclusion in this Registration Statement on Form SB-2 for Red Mile Entertainment, Inc. of our report dated February 20, 2006, relating to the consolidated financial statements of Red Mile Entertainment, Inc. and its subsidiaries as of December 31, 2005 and March 31, 2005, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the nine months ended December 31, 2005 and for the period from December 21, 2004 (inception) through March 31, 2005, which appears in such Registration Statement. We also consent to the reference to our firm under the caption "Experts".




/s/ Burr, Pilger & Meyer LLP
San Francisco, CA
May 12, 2006